Exhibit 10.2

FIRST NIAGARA FINANCIAL GROUP
EXECUTIVE SEVERANCE PLAN

Amendment Number Two

The First Niagara Financial Group Executive Severance Plan, effective October 23, 2006 (the “Plan”) is hereby amended in accordance with the following:

1.	A new Section 3.2A is added following Section 3.2 to read as follows:
“Section 3.2A.    Temporary Enhanced Benefit. For the Participants specified on Appendix A, the Severance Payment determined under Section 3.2 (not including the outplacement services benefit) shall be the Participant's base salary for eighteen (18) months, plus 150 percent of the Participant's targeted bonus amount, each determined as of the date of termination, during the one-year period following the date on which a new Chief Executive Officer commences employment with the Company following the effective date of this Section 3.2A. At the expiration of such one-year period, this enhanced benefit shall automatically expire (except with respect to a Participant who is then receiving or entitled to receive enhanced Severance Payment(s) as a result of a qualifying termination during the applicable one-year period) and this Section 3.2A and Appendix A shall be automatically eliminated from the Plan without the need for further action or amendment.”
2.    A new Appendix A is added at the end of the Plan to read as attached hereto.
IN WITNESS WHEREOF, this Amendment Number Two has been executed and is effective on the date set forth below by the Interim President and CEO of First Niagara Financial Group, Inc. pursuant to the authority delegated to him by the Compensation Committee of the Board of Directors.

FIRST NIAGARA FINANCIAL GROUP, INC.
Date: April 24, 2013	By:	/s/ Gary M. Crosby
Gary M. Crosby, Interim President and CEO

FIRST NIAGARA FINANCIAL GROUP
EXECUTIVE SEVERANCE PLAN
Appendix A
Participants Eligible for Temporary Enhanced Benefit
Under Section 3.2A
Richard Barry
Daniel E. Cantara III
Andrew Fornarola
Gregory W. Norwood
Mark Rendulic

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